Exhibit 99.B(d)(1)(C)(iv)

ING Investments, LLC

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258-2034

May 1, 2009

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated January 3, 2006 (the “Agreement”) between ING Investments, LLC and ING Clarion Real Estate Securities L.P. (“Clarion”), as amended, the sub-advisory fee for ING Global Real Estate Portfolio (the “Portfolio”) was reduced on May 1, 2009.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2009 through and including May 1, 2010.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to ING Investments, LLC from the May 1, 2009 expense reductions)

The Reduction shall be limited to an annual maximum of 50% of the savings to ING Investments, LLC based on the level of assets of the Portfolio on May 1, 2009.

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

Agreed and Accepted:

ING Investors Trust

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President